UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: April 12, 2006
CALAVO GROWERS, INC.
(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304

(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)
1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)
Registrant’s telephone number, including area code: (805) 525-1245
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definite Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definite Agreement.
On February 23, 2006, the Board of Directors of Calavo Growers, Inc. (“Calavo”) established Calavo’s 2006 Management Incentive Plan Program (the “MIP Program”). The purposes of the MIP Program are to motivate employees, including executive officers, by tying compensation to performance, reward exceptional performance that supports overall Calavo objectives, and attract and retain top performing employees. The 2006 MIP Program objectives primarily relate to the achievement of certain net income. Achievement of such net income will determine the amount of cash bonus paid to the executive officers, with the following limitations: 1) Calavo must earn at least $5.0 million in net income before a payout will be awarded under the MIP Program, 2) the award for executive officers is limited to a payout cap of 150% of their base salary, 3) Lee Cole’s MIP payout cannot exceed his other compensation for the 2005-2006 fiscal year, and 4) total compensation awarded to any individual under such program cannot exceed $1.0 million for fiscal year 2005-2006. Target bonus opportunities, as a percentage of net income, vary from officer to officer.
In addition to the bonus program noted above, Lee Cole received a $150,000 stay-bonus on March 7, 2006, for the year March 1, 2006 through February 28, 2007, and will receive another $150,000 stay-bonus, due and payable on March 1, 2007, for the year March 1, 2007 through February 28, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
April 12, 2006
	By:	/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

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